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                                                                    EXHIBIT 23.1


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-35857) and related prospectus of Echo Bay Mines Ltd. (the "Company") and Echo Bay Resources Inc. ("EBR"), dated February 11, 1998 for the shelf registration of up to US $200 million securities of the Company and EBR and to the incorporation by reference therein of our report dated January 27, 1997, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K/A-1 for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



Edmonton, Canada                      /s/Ernst & Young
February 11, 1998                     Chartered Accountants